AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS AMENDMENT to the Distribution Agreement, dated as of June 30, 2016 (the “Agreement”), is entered into by and among THE RBB FUND, INC., a Maryland corporation, (the “Company”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Altair Advisers LLC, a Delaware corporation and an investment adviser to the Company (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company, the Distributor and Adviser desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by the parties.

NOW, THEREFORE, the parties agree to amend and restate Exhibit A of the Agreement for the purposes of adding the Aquarius International Fund to the Agreement. Exhibit A of the Agreement is hereby replaced with the Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

THE RBB FUND, INC.		QUASAR DISTRIBUTORS, LLC

By:		By:

Printed Name:	Salvatore Faia	Printed Name:	James R. Schoenike
Title:	President	Title:	President
Date:		Date:

ALTAIR ADVISERS LLC

By:
Printed Name:
Title:
Date

Exhibit A to the Distribution Agreement – The RBB Fund, Inc.

Fund Names

Adara Smaller Companies Fund

Aquarius International Fund

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